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                                                                    EXHIBIT 23.1


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Province Healthcare Company for the registration of $172,500,000 of its convertible subordinated notes due 2008 and the registration of 4,151,178 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 2001, with respect to the consolidated financial statements and schedule of Province Healthcare Company included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.



                                                         Ernst & Young LLP


Nashville, Tennessee
December 17, 2001